Exhibit 10.3a


Under the 2002 Officers Variable Incentive Plan, the Chief Executive Officer, with the approval of the Human Resources Committee of the Pinnacle West Board of Directors, annually designates the officers who will participate in the program, establishes their participation level, and establishes certain financial and operational goals which must be satisfied in order for variable pay awards to be made. The impact, if any, of each officer's performance on his or her variable pay award is determined by the Chief Executive Officer, with the approval of the Human Resources Committee. Subject to final approval by the Human Resources Committee of the Pinnacle West Board of Directors, the Chief Executive Officer also determines at year-end the degree to which those goals have been satisfied and the amount of variable pay to be awarded to participating officers, if any.